Exhibit 4.8

Description of Securities

Description of Capital Stock

General

The following is a summary of information concerning capital stock of CEA Industries Inc. (“Company”) as of March 29, 2022. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Company’s Articles of Incorporation (“Charter”) and Amended and Restated By-laws (the “By-laws”) and are entirely qualified by these documents.

Common Stock (“Common Stock”)

Our articles of incorporation, as amended on January 27, 2022, currently authorizes us to issue up to 200,000,000 shares of common stock.

Subject to prior dividend rights of the holders of any shares of issued and outstanding preferred stock of the Company, holders of shares of common stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available for that purpose.

Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of common stock do not have cumulative voting rights. The holders of a majority of the shares of common stock present and entitled to vote in the election of directors can elect all directors standing for election.

In the event of any liquidation, dissolution or winding up of the Company, after the satisfaction in full of the liquidation preferences of holders of any shares of issued and outstanding preferred stock, holders of shares of common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of common stock are not currently entitled to pre-emptive rights.

The issued and outstanding shares of common stock are fully paid and non-assessable. Any additional shares of common stock that the Company may issue in the future will also be fully paid and non-assessable.

Preferred Stock

Our articles of incorporation, as amended, authorizes us to issue up to 25,000,000 shares of undesignated preferred stock, par value $0.00001. We may issue preferred stock from time to time in one or more series, without shareholder approval, when authorized by our Board. No shares of preferred stock are outstanding.

The specific terms of any series of preferred stock will be governed by our articles of incorporation and by the certificate of designations relating to that series. The Board has the right, without prior approval of the holders of common stock, subject to any rights of currently issued preferred stock, to specify any and all terms of a series of preferred stock, including the rank, dividend and distribution rights, voting rights, liquidation rights and redemption, conversion and preemption rights. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control of us, all without further action by our stockholders.

September 2021 Warrants

As part of the purchase of the Series B Preferred Stock in September 2021, which is now fully converted and redeemed, the Company issued a warrant to purchase up to 192,982 shares of common stock, until September 28, 2024 at an initial exercise price of $9.45, subject to adjustment for stock splits, stock dividends and other typical adjustments and changes in capitalization, including mergers and acquisitions and distribution of rights. This warrant provides for cashless exercise if the underlying shares of common stock are not registered for resale by the holder. This warrant is subject to the registration rights agreement described below. This warrant provides for various penalties payable by the Company if it does not timely deliver the common stock issuable on exercise, and issuances upon exercise are subject to a 4.99% blocker provision.

The Company also issued to ThinkEquity LLC and its designees placement agent warrants to purchase up to an aggregate of 34,737 shares of common stock as part of the compensation due to ThinkEquity LLC in acting as the placement agent for the transaction in which we issued the Series B Preferred Stock, now fully converted and redeemed. Half of the warrants were issued on September 28, 2021, and the second half were issued on November 3, 2021. The exercise price per share of the placement agent warrants is $10.40, subject to adjustment for stock splits, stock dividends and other typical adjustments and changes in capitalization, including mergers and acquisitions and distribution of rights. The warrants are exercisable for three years, September 28, 2024 and November 3, 2024, based on the issuance date. The placement agent warrants have registration rights described below and may be included on the registration statement provided to the holder of the Series B Preferred Stock for registration of the common stock underlying the preferred shares and the investor warrant.

Registration Rights

The Company entered into a registration rights agreement with the then holder of the Series B Preferred Stock. Under the agreement, the Company is obliged to register the common stock underlying and issuable upon conversion of the Series B Preferred Stock, now converted, and exercise of the warrant issued to the holder of the then Series B Preferred Stock. The Company is obligated to file a registration statement for resale of the common stock no later than 180 days after the date of a qualified offering, and have it effective 225 days after the Qualified Offering if there is no SEC review of the resale registration statement, and if there is an SEC review, then 255 days after the date of the qualified offering. The Company is to keep the registration effective until all the shares registered have been sold or may be sold under Rule 144, without regard to volume and holding period restrictions. Securities of other holders may not be included on any registration statement for the securities of the holder of the Series B Preferred Stock, except those of holders of the warrants issued to ThinkEquity LLC and its designees, and there are the typical cut back provisions for any limitation of the number of shares of common stock that may be included thereon due to SEC policy. The registration rights agreement also has demand and piggyback registration rights. The registration rights agreement provides for substantive cash penalties due to the Investor if any of the obligations to register shares are not fulfilled on a timely basis. The registration rights agreement provides for typical securities indemnification to the holders in respect of the registration statement.

The warrants issued to ThinkEquity LLC also have registration rights. The holders of these warrants have one demand registration right, upon the request of 51% of the warrants outstanding, and unlimited piggyback registration rights for 7 years after the issuance date. If there is a demand for registration, the Company is obligated to file a registration statement within sixty days and use its reasonable best efforts to have the registration statement declared effective promptly thereafter.

Public Warrants – February 2022

On February 10, 2022, we issued in a public offering an aggregate of 5,811,138 warrants to investors. The warrants are traded on Nasdaq under the symbol CEADW. The warrants are exercisable for shares of our common stock, and all of such shares currently are registered for issuance upon the exercise of the warrants. Currently, the aggregate number of shares of common stock that may be acquired upon exercise of the warrants is 5,811,138 shares of common stock.

Form. The warrants will be issued in electronic book-entry form to the investors.

Exercisability. The warrants are exercisable at any time after their original issuance, and at any time up to the date that is five years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the warrants is $5.00 per share of common stock. The exercise price is also subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Pre-Funded Warrants

The following summary of certain terms and provisions of the pre-funded warrant that we issued as part of the conversion of the Series B Preferred Stock, which took place February 10, 2022. We issued a pre-funded warrant to purchase up to 170,382 shares of common stock.

Duration and Exercise Price. The pre-funded warrant was issued for $4.99 and has an initial exercise price per share equal to $0.01. The pre-funded warrants are immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full, or they expire. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

Exercisability. The pre-funded warrant is, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). There is no expiration date for the pre-funded warrants. A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or at the election of the holder prior to the issuance of any pre-funded warrants, 9.99%) of the outstanding shares of common stock immediately after exercise. Any holder may increase such percentage to any percentage not in excess of 9.99% upon at least 61 days’ prior notice to us. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares of common stock, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price of such pre-funded warrant or round up to the next whole share.

Cashless Exercise. In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Transferability. Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing. The pre-funded warrant is not listed on any securities exchange or nationally recognized trading system.

Rights as a Stockholder. Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

On June 21, 2022, the holder of all 170,382 pre-funded conversion warrants exercised all of their warrants on a cashless basis and received 169,530 shares of the Company’s common stock as a result of the exercise.

No pre-funded conversion warrants remained outstanding as of December 31, 2022.

Representative’s Warrants

Upon closing of our offering of shares and warrants in February 2022, we issued to the Representative of the underwriters, and its designees, as compensation, several warrants to purchase up to 290,557 shares of common stock, which was equal to 5% of the aggregate number of shares of common stock sold in the offering. The Representative’s Warrants are exercisable at a per share exercise price of $5.1625. The Representative’s Warrants are five-year warrants, exercisable at any time and from time to time, in whole or in part, commencing 180 days from the effective date of the registration statement of the aforementioned offering. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

The Representative Warrants have a one-time demand registration right that may be exercised within five years from the effective date of the registration statement for the aforementioned offering and unlimited piggyback registration rights provided they will not be exercised after seven years from the effective date of the registration statement for the aforementioned offering. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders.